DORAL ENERGY SELLS RIGHTS TO MILTEX ASSEST ACQUISITION FOR CASH PROCEEDS OF $750,000

Midland, Texas – August 4, 2009 – Doral Energy Corp. (OTC BB: DEGY) (“Doral” or “the Company”), announced today that it has sold its rights to purchase the Miltex assets located in Cochran County, Texas per the April 21, 2009 Purchase and Sale Agreement by and between Doral Energy Corp. and Miltex Oil Company for a total cash consideration in the amount of $750,000.

Commenting on these events, E. Will Gray II, Doral’s Vice Chairman & CEO stated, “Our primary strategy remains to purchase and monetize assets within the Permian Basin, our core area of expertise. In some cases we will monetize these assets through enhancement, and in other cases through divestiture and recognition of the gain. This transaction demonstrates our strategy, whereby we were able to utilize our common stock, as well as cash, to secure an acquisition, evaluate the property, and then determine how to proceed. In this case, Doral was able to realize a profit while recouping our initial investment by divesting Doral’s rights to purchase these Permian Basin assets. We believe that this further validates our business strategy, and coupled with our on-going discussions with various lending institutions, to secure a new longer term lending relationship, possibly positioning Doral to continue to pursue similar types of transactions.” Mr. Gray concluded that “Doral currently has a pipeline full of similar opportunities due to management’s longstanding relationships within the Permian Basin that we wish to explore. These assets are located in various fields within the Permian Basin that present exploitation opportunities similar to the Miltex assets, which would allow management the opportunity to create further shareholder value.”

The Company has also entered into a forbearance agreement with Macquarie Bank Limited, on its $50,000,000 Credit Facility, which changes the maturity date of the facility from July 31, 2009 to August 31, 2009. Doral Energy’s management will update shareholders promptly as to the progress of its refinancing efforts as this will be a key component in Doral’s efforts to list on a senior exchange as well as increase daily production.

About Doral Energy Corp.

Doral Energy Corp. (OTCBB: DEGY) is an oil and gas exploitation and production company headquartered in Midland, Texas. Doral Energy Corp.'s strategy is to grow a portfolio of under-developed production and exploitation assets with the potential for generating near-term increases in existing production through operational improvements, and longer-term development of proved undeveloped reserves by infill drilling. Doral focuses on identifying acquisitions that generate immediate cash flow from production, but which also have strong proved developed non-producing and proved undeveloped reserves that can be tapped for significant growth. The prolific Permian Basin of Texas and New Mexico is a geographic region of particular interest for the Company's future acquisition activity. Doral's first producing assets, the Hanson Properties in Eddy County, New Mexico, located in the northwestern Permian Basin of New Mexico, are currently producing 155 BOEPD and have an estimated 6.1 million BOE of total proved reserves based on in-house engineering evaluations.

Further Information

Shareholders and investors are encouraged to visit Doral Energy's website at www.DoralEnergy.com for more information.

On behalf of DORAL ENERGY CORP.

Everett Willard ("Will") Gray, II, Chief Executive Officer

Forward Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. In particular, there is no assurance that Doral will be able to re-finance its current credit facility or acquire any future properties.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in the Company's filings with the US Securities and Exchange Commission.

Contacts:
Doral Energy Corp.
Everett Willard ("Will") Gray, II
Chief Executive Officer
(432) 789-1180
Website: www.DoralEnergy.com